PRESS RELEASE

FOR IMMEDIATE RELEASE: CompX International Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697	CONTACT: David A. Bowers Chief Executive Officer Tel.: 864-286.1122

COMPX REPORTS THIRD QUARTER 2016 RESULTS

DALLAS, TEXAS …November 2, 2016 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $28.4 million for the third quarter of 2016 compared to $26.5 million in the same period of 2015.  Operating income was $4.5 million in the third quarter of 2016 compared to $3.4 million in the same period in 2015.  Net income for the third quarter of 2016 was $3.0 million, or $0.24 per diluted share, compared to $2.2 million, or $0.18 per diluted share, in the third quarter of 2015.

For the nine months ended September 30, 2016, sales were $82.6 million compared to $83.3 million in the previous year.  Operating income was $11.5 million for the first nine months of 2016 compared to $11.4 million for 2015.  Net income for the nine months ended September 30, 2016 was $7.6 million or $0.61 per diluted share, compared to $7.5 million, or $0.60 per diluted share, in 2015.

Net sales and operating income increased in the third quarter of 2016 compared to the same period in 2015 primarily due to higher Security Products sales to existing government customers. Operating income was also favorably impacted as a result of manufacturing efficiencies and fixed cost leverage resulting from increased manufacturing volume.

Net sales decreased in the first nine months of 2016 compared to the respective period in 2016, primarily due to Security Products sales in 2015 for a government security end-user project that, as expected, did not recur in 2016.  This decrease was largely offset by higher third quarter Security Products sales and strong Marine Components sales.  Operating income increased for the first nine months of 2016 compared to the same period in 2015 due to operating improvements resulting from favorable third quarter volumes.

"The Security Products and Marine Components segments posted exceptional third quarter results, following a very solid first half of 2016," commented David A. Bowers, CEO. "During the third quarter of 2016, Security Products was awarded a new project which began to ship in August, and which effectively replaced the nonrecurring 2015 sales for a government security customer.  In addition, our Marine Components segment continues to grow its sales and earnings through diversification and innovation in product offerings. While these factors bode well for a similarly favorable fourth quarter, the expected conclusion of the recently awarded project by the end of 2016 and the continued sluggish economy somewhat temper our outlook for early 2017. Meanwhile, we continue to seek opportunities to gain market share in existing markets, to expand into new markets and to further develop new and current customers and products."

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2016	2015	2016

Net sales	$26.5	$28.4	$83.3	$82.6
Cost of goods sold	18.4	19.0	57.5	56.5
Gross profit	8.1	9.4	25.8	26.1
Selling, general and administrative expense	4.7	4.9	14.4	14.6
Operating income	3.4	4.5	11.4	11.5
Interest income	-	0.1	0.1	0.2
Income before taxes	3.4	4.6	11.5	11.7
Provision for income taxes	1.2	1.6	4.0	4.1
Net income	$2.2	$3.0	$7.5	$7.6

Basic and diluted net income
per common share	$0.18	$0.24	$0.60	$0.61

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	September 30,
	2015	2016
Assets		(Unaudited)

Current assets:
Cash and equivalents	$52.3	$45.4
Accounts receivable, net	8.8	13.0
Inventories, net	15.1	14.6
Prepaid expenses and other	0.7	0.7
Total current assets	76.9	73.7

Goodwill	23.7	23.7
Note receivable from affiliate	-	10.7
Net property and equipment	33.6	33.2
Other noncurrent	0.6	0.6

Total assets	$134.8	$141.9

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$11.6	$12.1
Income taxes	0.5	1.3
Total current liabilities	12.1	13.4

Deferred income taxes	5.0	4.9
Stockholders' equity	117.7	123.6

Total liabilities and stockholders' equity	$134.8	$141.9